004 Putnam Income Fund attachment
4/30/06 Semiannual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended April 30, 2006, Putnam Management has
assumed $17,208 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	17,319
Class B	3,585
Class C	405

72DD2 (000s omitted)

Class M	7,829
Class R	9
Class Y	23,152

73A1

Class A	0.138
Class B	0.113
Class C	0.113

73A2

Class M	0.131
Class R	0.132
Class Y	0.145

74U1 (000s omitted)

Class A	122,159
Class B	28,652
Class C	3,405

74U2 (000s omitted)

Class M	56,711
Class R	82
Class Y	172,057

74V1

Class A	6.61
Class B	6.57
Class C	6.59

74V2

Class M	6.54
Class R	6.61
Class Y	6.66